STOCK PURCHASE AGREEMENT


                  AGREEMENT made September 8, 2004, by and between ICOA, Inc., a Nevada corporation ("Buyer"), AuthDirect, Inc., a California corporation (the "Company"), and the Selling Stockholders listed on the signature page hereto as the "Selling Stockholders").

                  WHEREAS, the Selling Stockholders are the owners of 100% of the capital stock of the Company; and
                  WHEREAS, Buyer desires to purchase, and the Selling Stockholders desire to sell, all of the Shares held by the Selling Stockholders; and

                  WHEREAS, the Company has outstanding indebtedness to two of the Selling Stockholders (the "Promissory Notes"), which Buyer and Selling Stockholders desire to eliminate from the Company's balance sheet concurrent with the purchase and sale of the Company Shares (as defined below).


                  NOW, THEREFORE, it is hereby mutually agreed as follows:

         1. Sale and Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, as hereinafter defined, the Selling Stockholders shall sell to Buyer, and Buyer shall purchase from the Selling Stockholders, all of the outstanding shares of Company (the "Company Shares"). At the Closing, the Selling Stockholders shall deliver the certificates representing the Company Shares, duly endorsed for transfer to the Company, free and clear of any liens, claims and encumbrances.

         2. Purchase Price and Payments on Promissory Notes.

         (a) The Purchase Price for the Company Shares is as follows:

         (1) a cash total of $170,000, of which $10,000.00 has been previously paid as a non-refundable deposit and $30,000 has been previously paid as a good faith payment, and the balance which shall be paid as follows, by Seller check payable as designated by the Selling Stockholders, to be divided among the Selling Stockholders as set forth on Schedule 2a)


                    $ 30,000     which shall be paid on the Closing Date,

                    $ 50,000.00  which shall be paid on the date forty-five (45)
                                 days after the Closing Date, and

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                    $ 50,000.00  which shall be paid on the date ninety (90)
                                 days after the Closing Date; and

         (2) 1,500,000 shares of ICOA, Inc. Common Stock, par value $.0001 per share (the "ICOA Common Stock") subject to required SEC regulations, said ICOA Common Stock to be delivered as of, when and conditioned upon the authorization by the shareholders of Buyer of an increase in the authorized shares of Common Stock, and said shares of ICOA Common Stock to be divided among the Selling Stockholders as set forth on Schedule 2(a); provided however, that at the option of the ICOA, up to 80% of said shares may be in the form of shares of ICOA, Inc. Preferred Stock, said Preferred Stock to be convertible into shares of ICOA Common Stock in such form and under such terms, conditions, rights and restrictions as the Seller shall determine; and

         (3) Warrants to purchase an aggregate 1,500,000 shares of ICOA Stock at an exercise price of $.05 per share, exercisable for three years from the date said Warrants become exercisable, subject to required SEC regulations. Said Warrants are to be delivered at Closing, but exercisability of the Warrants will be delayed until the date ten business days following the date of the authorization by the shareholders of Buyer of an increase in the authorized shares of Common Stock, but in no event later than the date nine months from the date of this Agreement; and said Warrants shall be divided among the Selling Stockholders as set forth on Schedule 2(a).

         (b) $80,000 in Promissory Notes to be assumed by Buyer at the Closing and to be paid as described on Schedule 2(b).

         3. The Closing. (a) The Closing shall be held at the offices of Francis
D. Parisi, Esq., 202 Broadway, Providence, RI, 02903 at 10:00 am on the date 10 business days after all of Buyer's Conditions to Closing as set forth in Section 5 hereof have been satisfied or such other date and time as may be agreed upon by the parties in writing (the "Closing Date").

         (b) Between the date of this Agreement and the Closing Date, the parties agree that the business of the Company shall be conducted only in the ordinary course, except that the signatories on the Company's bank accounts shall be changed such that each check written by the Company over $1,000.00 shall require the signature of a representative of Buyer and a representative of the Selling Stockholders. The Selling Stockholders and the Company shall use their best efforts between the date of this Agreement and the Closing Date to preserve the Company's business organization, to keep available the services of the Company's present officers and employees, and to preserve the good will of the Company's suppliers, customers and others having business relations with it. The Selling Stockholders and the Company shall afford to Buyer and its authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of the Company and a full opportunity to make such reasonable investigations as they shall desire to make of the Company, and the Selling Stockholders and the Company shall furnish or cause to be furnished to Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Company as Buyer may reasonably request.

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         (c) At the Closing, in addition to any other instruments or documents referred to herein:

                  (i) The Selling Stockholders shall deliver to Buyer, free and clear of any lien, claim or encumbrance, certificates representing the Company Shares, duly endorsed in blank or with duly executed stock powers attached; and

                  (ii) Each of the Selling Stockholders shall deliver to Buyer a Subscription Agreement in the form of Exhibit A attached hereto (the "Subscription Agreement"); and

                  (iii) Buyer shall deliver a Warrant Agreement to each of the Selling Stockholders in the form of Exhibit B (the "Warrant Agreement"); and

                  (iv) Buyer and each of Joel Stalder ("Stalder") and Kevin Quaintance ("Quaintance") shall enter into a Consulting and Non-Competition Agreement in the form of Exhibit C hereto (the "Consulting Agreement"); and

                  (v) The Selling Stockholders shall deliver an Opinion of Counsel in the form of Exhibit D hereto; and

                  (vi) Buyer shall deliver the cash portion of the Purchase Price as directed herein payable on the Closing Date, and Buyer shall pay the Promissory Notes as directed herein.


         4.A Representations and Warranties of Stalder and Quaintance. Stalder and Quaintance, each individually, jointly and severally represent and warrant to Buyer as follows:

     (a) Existence; Good Standing; Corporate Authority; Compliance With Law. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. The states in which the Company is licensed or qualified to do business as a foreign corporation are listed on
Schedule 4(a) hereof. The Company has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which the Company is a party or is subject, and the Company is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. The Company has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

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     (b) Validity and Effect of Agreements. This Agreement constitutes,  and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of the Selling Stockholders and the Company enforceable in accordance with their
terms.   The  execution  and  delivery  of  this  Agreement  does  not  and  the consummation of the transactions contemplated hereby will not (i) require the consent of any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of the Company pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which the Selling Stockholders or the Company are a party or by which any of them is bound, or violate or conflict with any provision of the Bylaws or Articles of Incorporation of the Company as amended to the date of this Agreement.

     (c) Capitalization. The Company has authorized capital stock as set forth on Schedule 4(c) of which those shares indicated on said Schedule 4 (c) as outstanding and no more are presently issued and outstanding. Except for rights granted pursuant to this Agreement, there are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require the Company to sell or issue, or the Selling Stockholders to sell, any capital stock or other securities. Except as set forth on Schedule 4(c) the Company has no subsidiaries and does not own nor or holds of record and/or beneficially any shares of any class in the capital of any other corporation or entity, and does not own any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

     (d) Records. The corporate minute books of the Company to be delivered to Buyer at the Closing Date shall contain true and complete copies of the Articles of Incorporation, as amended to the Closing Date, Bylaws, as amended to the Closing Date, and the minutes of all meetings of directors and shareholders and certificates reflecting all actions taken by the directors or shareholders without a meeting, from the date of incorporation of the Company to the Closing Date.

     (e) Officers and Directors; Bank Accounts; Insurance. The officers and directors of the Company are as set forth in Schedule 4(e). Schedule 4(e) also sets forth (i) the name of each bank, savings institution or other person with which the Company has an account or safe deposit box and the names and identification of all persons authorized to drawn thereon or to have access thereto, (ii) a list of all insurance policies owned by the Company, together with a brief statement of the coverage thereof. All of such policies of insurance are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and

                                      -4-

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are in such amounts and with such  deductibles  and exclusions as are consistent with  prudent  business  practice.  All such  policies (a) are in full force and
effect  and  (b)  are   sufficient  for  compliance  by  the  Company  with  all
requirements of law and all agreements to which the Company is a party. The Companies is not in default in any material respect with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

     (f) Financial Statements. The unaudited balance sheet and notes thereto of the Company as of December 31, 2003 (hereinafter referred to as the "Year End Balance Sheet") and the unaudited balance sheet and notes thereto of the Company as of July 31, 2004 (hereinafter referred to as the "Most Recent Balance Sheet"), the unaudited statement of operations of the Company for the year ended December 31, 2003 (hereinafter referred to as the "Year End Financial Statement") and the unaudited statement of operations of the Company for the three and six months ended June 30, 2003 (hereinafter referred to as the "Most Recent Financial Statement") (collectively the "Financial Statements") fully and fairly set forth the financial condition of the Company as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein.

     (g) Undisclosed Liabilities. Except as described on Schedule 4(g), the Company has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except (i) those arising after the date of the Most Recent Balance Sheet which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse; and (ii) which shall be disclosed to Buyer at Closing.

     (h) Absence of Certain Changes or Events Since the Date of the Most Recent Balance Sheet. Except as described on Schedule 4(h), since the date of the Most Recent Balance Sheet, the Company has not:

         (i) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

         (ii) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

         (iii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

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

         (iv) transferred, leased or otherwise disposed of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

         (v) canceled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

         (vi) waived or released any rights of material value;

         (vii) except pursuant to those contracts listed on Schedule 4(n) hereto, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

         (viii) made or granted any wage or salary increase to any employee, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of the Company;

         (ix) entered into any material transaction, contract or commitment, except (i) contracts listed on Schedule 4(n) hereto and (ii) this Agreement and the transactions contemplated hereby;

         (x) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business; or

         (xi) declared any dividends or bonuses, or authorized or affected any amendment or restatement of the Articles of Incorporation or Bylaws of the Company or taken any steps looking toward the dissolution or liquidation of the Company.

Between the date of this Agreement and the Closing Date, Stalder and Quaintance will not cause the Company to do, without the prior written consent of Buyer, any of the things listed in subsections (i) through (xi) above.

     (i) Taxes. The Company (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to the Company or with respect to which the Company or the assets or properties of the Company are liable or otherwise in any way subject, (ii) has paid or fully accrued for all taxes shown

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

to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such taxes accrued in respect of the Company or the assets and properties of the Company for periods subsequent to the periods covered by such returns. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement.

     (j) Title to Company Shares. The Shares are duly authorized, validly issued, fully paid and nonassessable.

     (k) Title to Property and Assets. The Company has good and marketable title to all of the properties and assets used by it in the conduct of its business (including, without limitation, the properties and assets reflected in the Financial Statements and those listed on Schedule 4(k) hereto, except any thereof since disposed of for value in the ordinary course of business) and none of such properties or assets is, except as disclosed in the Financial Statements, subject to a contract of sale not in the ordinary course of business, or subject to security interests, mortgages, encumbrances, liens or charges of any kind or character.

     (l) Condition of Personal Property. All tangible personal property, equipment, fixtures and inventories included within the assets of the Company or required to be used in the ordinary course of business are in good, merchantable or in reasonably repairable condition and are suitable for the purposes for which they are used. No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products. All of the inventories and equipment, including equipment leased to others, are well maintained and in good operating condition.

     (m) Real Estate. Schedule 4(m) contains a list of all real property owned by the Company or in which the Company has a leasehold or other interest and of any lien, charge or encumbrance thereupon. Schedule 4(m) also contains a substantially accurate description identifying all such real property and the significant rental terms (including rents, termination dates and renewal conditions). The improvements upon such properties and use thereof by the Company conform to all applicable lease restrictions, zoning and other local ordinances. The Company: (i) has not caused any releases of any Hazardous Substance (as defined herein) anywhere which requires remediation or clean-up pursuant to any Environmental Law (as defined herein), and (ii) has not disposed of Hazardous Substances anywhere except in compliance in all material respects with applicable Environmental Laws. The Company not has conducted or engaged in any operation or activity involving the use, storage or disposal of any Hazardous Substance except as authorized by applicable Environmental Laws. There is no pending or threatened, lawsuit, action, claim or proceeding by any third party alleging or asserting that either Company has violated or is about to violate any applicable Environmental Law. "Environmental Law" shall be defined as any judgment, decree, order, law, license, permit, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as

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amended  ("CERCLA"),  the Superfund  Amendments and  Reauthorization Act of 1986
("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment. Hazardous
Substance shall be defined as any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance as defined by 42 U.S.C. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws.

     (n) List of Contracts and Other Data. Schedule 4(n) sets forth the following:

         (i) all patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date of this Agreement and which are used in connection with the operation of the Company's business, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by the Company and which are reasonably necessary to, or used in connection with, the business of the Company,

         (ii) all licenses granted by or to the Company and all other agreements to which the Company is a party and which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of the Company which are reasonably necessary to, or used in connection with, the business of the Company;


         (iii) all contracts, understandings and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in subsections
         (i) ir (ii) above.

         (v) the names and current annual compensation rates of all management employees of the Company; and

         (vi) all customer backlog which is represented by firm purchase orders, identifying the customers, products and purchase prices.

True and complete copies of all documents and complete descriptions of all oral understandings, if any, referred to in this Section 4(n) have been provided or made available to Buyer and his counsel.

     (o) Business Property Rights. (i) The property referred to in Section 4(n)(i) above, together with all designs, methods, inventions and know-how related thereto and all trademarks, trade names, service marks, and copyrights claimed or used by the Company which have not been registered (collectively

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"Business  Property  Rights"),  constitute all such proprietary  rights owned or held by the Company and which are reasonably necessary to, or used in the conduct of the business of the Company. The computer software and all related designs, methods, inventions and know-how constitute trade secrets of the Company within the meaning of all applicable laws, and the Company has taken all necessary steps required by law to protect these trade secrets as such. The Company owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. No person or corporation has made or threatened to make any claims that the operation of the business of the Company is in violation of or infringes any Business Property Rights or any other proprietary or trade rights of any third party. No third party is in violation of or is infringing upon any Business Property Rights.

     (p) No Breach or Default. Except as described on Schedule 4(p), the Company is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract. the Selling Stockholders have no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

     (q) Labor Controversies. Schedule 4(q) sets forth the following:

         (i) the names and current annual compensation rates of all employees of the Company; and

         (ii) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, profit-sharing plans, deferred compensation agreements, employee pension or retirement plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company;

The Company is not a party to any collective bargaining agreement. There are not any controversies between the Company and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to its business, and there are not any organizational efforts presently being made or threatened involving any of the Company's employees. The Company has not received notice of any claim that the Company has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

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

     (r) Litigation. There are no actions, suits or proceedings with respect to the Company involving claims by or against the Selling Stockholders or the Company which are pending or threatened against any of them, whether individually or jointly, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. No basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which the Company has been named or to which the Company is a party, which apply, in whole or in part, to the business of the Company, or to any of the assets or properties of the Company or which would result in any material adverse change in the business or prospects of the Company.

     (s) Potential Conflicts of Interest. No officer, director or stockholder of the Company or any affiliate of any of them (a) owns, directly or indirectly, any interest in (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person or entity which is a competitor, lessor, lessee, customer or supplier of the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for the business of the Company; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

     (t) Suppliers and Customers. Schedule 4(t) lists all of the suppliers and all of the customers the Companies during each of the last two fiscal years. The relationships of the applicable Company with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 4(t), no supplier or customer of material importance to the Company has cancelled or otherwise terminated threatened to cancel or otherwise to terminate, its relationship with the Company, or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use by the Company or its usage or purchase of the services or products of the Company except for normal cyclical changes related to customers' businesses. No such supplier or customer intends to cancel or otherwise substantially modify its relationship with Company or to decrease materially or limit its services, supplies or materials to Company, or its usage or purchase of the services of the Company, and, the communication of the transactions contemplated hereby will not materially adversely affect the relationship of Buyer with any such supplier or customer.

     (u) Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Most Recent Balance Sheet, have arisen in the ordinary course of business, represent valid obligations owing to the Company and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms.

     (v) Broker. Neither the Selling Stockholders nor any affiliate of the Selling Stockholders has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

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

     (w) No Misrepresentation or Omission. No representation or warranty by Quaintance or Stalder or the Selling Stockholders in this Section 4 or in any other Section of this Agreement, or in any certificate or other document furnished or to be furnished by Quaintance, Stalder or the Selling Stockholders pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to provide Buyer with accurate information as to the Company. The representations of Stalder, Quaintance or the Selling Stockholders made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall survive the Closing and the transactions contemplated hereby.

     4B. Representations and Warranties of the Selling Stockholders. The Selling Stockholders represent and warrant, with respect to the Shares owned by them respectively:

     (a) Title to Company Shares. The Shares are owned by the respective Selling Stockholder, free and clear of all liens, encumbrances, charges, assessments and adverse claims. The Shares are subject to no restrictions with respect to transferability to Buyer in accordance with the terms of this Agreement. Upon transfer of the Shares by the respective Selling Stockholder, Buyer will, as a result, receive good and marketable title to all of the Company Shares, free and clear of all security interests, liens, encumbrances, charges, assessments, restrictions and adverse claims.

     4C. Representations and Warranties of Buyer.

     (a) Existence; Good Standing; Corporate Authority; Compliance With Law. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

     (b) Validity and Effect of Agreements. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which any of them is bound, or violate or conflict with any provision of the Bylaws or Articles of Incorporation of the Buyer as amended to the date of this Agreement (other than agreements requiring to the increase in the authorized shares of the Buyer's common stock, for which approval of Buyer's shareholders is required.

    5. Buyer's Conditions of Closing. The obligation of Buyer to purchase and pay for the Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

     (a) All representations and warranties of the Selling Stockholders contained in this Agreement and the Schedules hereto shall be true and correct at and as of the Closing Date, the Selling Stockholders shall have performed all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of the Selling Stockholders dated the Closing Date to such effect.

     (b) There shall have been no material adverse change since the date of the Most Recent Balance Sheet in the financial condition, business or affairs of the Company, the Company shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and Buyer shall have received a certificate of the Selling Stockholders dated the Closing Date to such effect.

     (c) The Selling Stockholders shall have delivered to Buyer a Certificate of the Secretary of State of the state of incorporation of the Company and any other States, if any, listed on Schedule 4(a) certifying as of a date reasonably close to the Closing Date that the Company has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

     (d) The Selling Stockholders shall have delivered his written resignation, effective on the Closing Date, as a member of the Board of Directors, officer or employee of the Company, as appropriate.

     (e) The Selling Stockholders shall have delivered to Buyer certificates and other instruments representing the Shares to be purchased by Buyer, duly endorsed for transfer or accompanied by appropriate stock powers, together with all other documents necessary or appropriate to validly transfer the Shares to Buyer free and clear of all security interests, liens, encumbrances and adverse claims.

     (f) Quaintance and Stalder shall have executed and delivered to Buyer a Consulting and Non-Competition Agreement in the form attached hereto as Exhibit C and a Subscription Agreement in the form attached hereto as Exhibit A.

     (g) The Selling Stockholders shall have executed and delivered to Buyer a release of (i) any and all claims that the Selling Stockholders may have to any profits of the Company for any period prior to the Closing Date and (ii) any and all claims the Selling Stockholders may have against the Company for services provided to Company for any period prior to the Closing Date.

     (h) Buyer shall have received from counsel for the Selling Stockholders, an opinion dated the Closing Date, in the form attached hereto as Exhibit D.

     (i) Buyer shall have received from the Selling Stockholders all of the reasonable items required by the Selling Stockholders to conduct a thorough due diligence review of the Company, and Buyer shall be satisfied in all respects with the results of said review in its sole discretion;

     (j) Neither any investigation of the Company nor the Schedules attached hereto or any supplement thereto nor any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Buyer and regardless of the cause thereof, reflect in an adverse way on the Company or its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects.

     (k) The Selling Stockholders shall have delivered to Buyer the approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby, including, without limitation, those consents listed on Schedule 4(k) hereto.

     (l) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     (m) As of the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on the Company.

     (n) The Selling Stockholders shall have delivered to Buyer such unaudited financial statements and other information in customary form as shall be reasonably required by Buyer, its independent public accountants, The Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to said statutes.

     6. The Company's and Selling Stockholder's Conditions of Closing. The obligation of the Selling Stockholders to sell the Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

     (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date, Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to the performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and the Selling Stockholders shall have received a certificate of Buyer dated the Closing Date to such effect.

     (b) The Company shall have executed and delivered to Quaintance and Stalder a Consulting and Non-Competition Agreement in the form attached hereto as Exhibit C, as well as a Subscription Agreements in the form attached hereto as Exhibit A and Warrant Agreements in the form attached as Exhibit B to each of the Selling Stockholders.

     (c) The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

     (d) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     (e) As of the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on the Selling Stockholders.

     7. Consents and Approvals of Parties. (a) Each of the parties to this Agreement hereby consents to the transactions contemplated by this Agreement and hereby waives any right that any of the parties to this Agreement may have to object to the transactions contemplated by this Agreement or to claim any preemptive or other right by reason of such transactions, under any agreement or under the By-laws or the Articles of Incorporation of the Company.

     (b) The Selling Stockholders, in their respective capacities as shareholders and/or directors of the Company, hereby approve and authorizes the transactions contemplated by this Agreement with the same effect as if these transactions were unanimously approved by the shareholders and Board of Directors of the Company at separate meetings of the shareholders and Board of Directors specially convened for that purpose.

     8. Indemnification. (a) The Selling Stockholders, individually, jointly and severally agree to indemnify and hold harmless Buyer and the Company against (i) any payment, loss, cost or expense (including reasonable attorney's fees) made or incurred by or asserted against Buyer and/or the Company at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or non-fulfillment of any term, provision, covenant or agreement on the part of the Selling Stockholders contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished pursuant to this Agreement; (ii) any actual or alleged liability (including, without limitation, any liability or alleged liability for cleanup, removal, remediation or other response costs or for death or injury to person or property) arising from (x) the violation by the Selling Stockholders or the Company of any Environmental Law on or prior to the Closing Date, (y) the release, emission, discharge or presence on or prior to the Closing Date of any Hazardous Substance, toxic pollutants or other chemical by-products onto, from or into any real property presently or formerly owned, leased or operated by the Selling Stockholders or the Company or any affiliate thereof or any predecessors in interest of any of them, or (z) the transportation by the Selling Stockholders or the Company or their subcontractors of any Hazardous Substance, toxic pollutant or other chemical by-product; (iii) any claim under or pursuant to any employee benefit plan or any liability under ERISA or the Internal Revenue Code with respect to any employee benefit plan or other benefit plan of any person that at any time prior to the Closing Date an employee or provided service to the Company; (iv) any claims for worker's compensation relating to the period prior to the Closing Date.

     (b) Buyer agrees to indemnify and hold harmless the Selling Stockholders against any payment, loss, cost or expense (including reasonable attorney's fees) made or incurred by or asserted against the Selling Stockholders at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or non-fulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished pursuant to this Agreement

     9. Termination and Abandonment. (a) The transactions contemplated herein may be terminated and/or abandoned at any time before or after approval thereof by the Company, Selling Stockholders or Buyer, but not later than the Closing
Date:

                  (i) by mutual consent of the Company, Selling Stockholders and Buyer;

                  (ii) by Buyer on or before the Closing Date if any of the conditions provided for in Section 5 hereof for the benefit of such party shall not have been met and it appears reasonably likely in Buyer's sole and exclusive judgment that said condition cannot be met within a reasonable time;

                  (iii) by the Company or Selling Stockholders on or before the Closing Date if any of the conditions provided for in Section 6 hereof for the benefit of such party shall not have been met on or before the date thirty (30) days following the date the Selling Stockholders shall have delivered to Buyer all of the documents and other information required under Section 5 hereof and it appears reasonably likely in Company's or Selling Stockholders' sole and exclusive judgment that said condition cannot be met within a reasonable time thereafter

     (b) In the event of termination and/or abandonment by the Company, Selling Stockholders or Buyer, or all of them, pursuant to subsection (a) above, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action the Company, Selling Stockholders or Buyer. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement.

     10.  Attorneys'  Fees.  Selling   Stockholders  and  Buyer  shall  each  be
responsible for his or its own attorneys' fees in connection with the negotiation and preparation of this Agreement.

     11. Further Assurances. The parties from time to time shall execute and deliver such additional documents and instruments and take such additional actions as may be necessary to carry out the transactions contemplated in this Agreement.

     12. Binding Effect. Subject to the provisions of this Section, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators; provided, however, that except as expressly provided in this Section neither party may assign its rights or delegate its obligations hereunder without the consent of the other parties.

     13. Confidentiality. Each party agrees that disclosure of the terms of this Agreement would be prejudicial to the interests of the parties hereto. Accordingly, each party agrees not to disclose the terms of this Agreement or the nature of any disputes or proceedings under this Agreement except to the extent required by law, as may be necessary to enforce such party's rights hereunder, for a party to obtain or renew bank financing, or as may be required by generally accepted accounting principles, in the opinion of Buyer's independent certified public accountant, in Buyer's financial statements or the notes thereto.

     14 Exclusive Dealing. In consideration of the payment by Buyer to the Selling Stockholders of a $10,000 non refundable deposit, neither the Selling Stockholders nor any of Company's officers or directors, directly or indirectly, through any representative or otherwise, will solicit or entertain offers from, negotiate or in any manner encourage, discuss, accept or consider any proposal from any other person relating to the acquisition, in whole or in part, of the assets of the Company, or its business whether directly or indirectly, through purchase, merger, consolidation, or otherwise. The Company will notify Buyer, immediately upon learning thereof, regarding any contact between the Company and their representatives or other person regarding any such offer or proposal.

     15 Disclosure Of Information


     (a)  The  Selling  Stockholders  acknowledge  that,  in the  course  of its relationship with Seller, they have had access certain confidential and/or non-public information pertaining to the Company, including without limitation, trade secrets, know-how, formulas, marketing plans, financial information, processes, policies, formulas, creations, designs, materials, techniques, patents, technologies, compositions, improvements, ideas, specifications, or other information relating to Seller. All information, and all documents, records, notebooks, drawings, photographs, and any repositories or representations of such information, in whatever form or media, and whether or not specifically labeled confidential, are hereinafter referred to as "Confidential Information". The Selling Stockholders, on behalf of themselves and each of their respective employees, agents, representatives, and affiliate, agrees that from the date hereof keep secret and confidential and shall not in any manner disclose or exploit any Confidential Information other than to those specific individuals who are required to obtain such Confidential Information for the purpose of performing their obligations under this Agreement. The Selling Stockholders agree that they, and their respective employees, agents, representatives, and affiliates will hold in strict trust and confidence all such Confidential Information, that neither they nor any of their respective employees, agents, representatives, or affiliates will use such Confidential Information for any purposes whatsoever other than in the course of performance of their respective obligations under this Agreement. Neither the Selling Stockholders nor any of their respective employees, agents, representatives or affiliates shall copy, reproduce, sell, reveal, use or otherwise disclose any such Confidential Information to any persons or entity whatsoever except in the course of performance of their respective obligations under this Agreement.

     (b) Upon consummation of the transaction contemplated by this Agreement, each of the Selling Stockholders shall provide Buyer with all lists, books, records, files, documents, forms and similar items, and all copies thereof in its possession, which contain any Confidential Information. In addition, each of the Selling Stockholders shall delete all Confidential Information from any all computers, disks, tapes, hard drives, or other electronic or magnetic media in whatever form within his possession or control (collectively, "Computers"). Upon consummation of the transaction contemplated by this Agreement, each of the Selling Stockholders shall warrant, represent and certify that they have (i) not and will not use any Confidential Information other than in the course of their relationship with Buyer, (ii) deleted all Confidential Information from all Computers and (iii) returned to Buyer all paper or other hard copies of any and all Confidential Information in its possession or control.

     (c) Each of the Selling Stockholders acknowledge that any breach by any of them or their respective employees, agents, representatives, or affiliates, of any provision of this Agreement, including, without limitation, the provisions of Sections 15 or 16 of this Agreement, would cause great and irreparable harm to Buyer, which harm could not reasonably be reduced to monetary damages. Accordingly, in addition to whatever other rights Buyer may have in the event of such breach, Buyer shall have the right to specific performance or an injunction or similar relief prohibiting further breach of this Agreement by the Selling Stockholders or their respective employees, agents or representatives, or affiliates.

     16 Non-Competition

     (a) For a period of one (1) year following the Closing Date, the Selling Stockholders will not, as a principal, agent, employee, consultant, officer, director, investor, joint venture participant or partner of any person, firm, corporation or business entity other than ICOA, directly or indirectly, without the express prior written consent of ICOA: (1) engage or participate in any business whose products or services are competitive with that that of the Company; (2) aid or counsel any other person, firm, corporation or business entity to do any of the above; (3) become engaged by a firm, corporation, partnership or joint venture which competes with the business of the Company; or
(4) approach, solicit business from, or otherwise do business or deal with any customer of the Company in connection with any product or service competitive to any provided by the Company.

     (b) For a period of two (2) years following the Closing Date, the Selling Stockholders will not solicit, encourage, or cause others to solicit or encourage any employees, independent contractors, or clients of the Company to terminate their employment, contractual, or client relationship with the Company or Buyer.

     (iv) Each of the Selling Stockholders believe that the restrictions placed on them, in the light of all the consideration paid and circumstances surrounding this transaction and the nature of Buyer's and the Company's business, are reasonable as to scope, period of time and geographical area. Nevertheless, it is the intent of the parties that this Agreement be enforceable and restrict the Selling Stockholders only to the extent permitted by law. In the event any court of competent jurisdiction finds any provision of this Agreement unlawfully onerous or oppressive, the parties will stipulate and agree to such modification of the terms of this Agreement as such court shall consider appropriate and shall not claim that this Agreement is void or voidable.


     17 Miscellaneous. (a) Any notice given hereunder shall be in writing and shall be conclusively presumed to have been given when delivered by hand or when deposited in the United States mail, certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses indicated in this Agreement. The address of any party hereto may be changed by giving notice thereof to all other parties hereto at any time.

                  (b) This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, understanding and agreements concerning the subject matter hereof. No modification hereof shall be binding upon any party unless in writing and signed by or on behalf of the party against which the modification is asserted.

                  (c) Waiver of any provision hereof must be in writing signed by the party to be charged with the effect thereof. Waiver of any default or breach of this Agreement shall not be deemed a waiver of any other default or breach.

                  (d) All section headings herein shall be only for purposes of reference and shall have no substantive significance.

                  (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island. Each of the parties hereto, as to any legal action or proceeding arising out of or based upon this Agreement, (i) hereby submits to the jurisdiction of, and waives all objections to venue in, the courts of the State of Rhode Island, the United States District Court for the District of Rhode Island and any court from which an appeal might be taken from such courts and (ii) agrees that in the event that service cannot be made upon him or it in any such proceeding by personal service within the State of Rhode Island, service may be effected by mail to him or it in the same manner as notices are required to be given to him or it under subsection (a) above.

                  (f) Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable laws; should any portion of this Agreement be declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions and said remaining portions of this Agreement shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

                  (g) All of the terms, conditions, warranties and representations contained in this Agreement shall survive, in accordance with their terms, delivery by the Selling Stockholders of the consideration to be given by him hereunder and delivery by Buyer of the consideration to be given by them hereunder, and shall survive the execution hereof and the Closing hereunder.

         (h) All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

If to the Selling Stockholders, to:

         Kevin Quaintance
         AuthDirect, Inc.
         467 Saratoga Ave, # 105
         San Jose, CA  95129

         FAX NO:  ______________

  With a copy sent contemporaneously to:

         Theresa M. Mehringer, Esq.
         Burns Figa & Will, P.C.
         6400 S. Fiddlers Green Circle, Ste 1030
         Englewood, CO 80111

         FAX NO: 303-796-2777


If to the Buyer, to:

         George Strouthopoulos, President
         ICOA, Inc.
         111 Airport Road
         Warwick RI 02889

         FAX NO:  401-739-9215

  With a copy sent contemporaneously to:

         Francis D. Parisi, Esq.
         202 Broadway
         Providence, RI 02903

         FAX NO: 401-831-8387


Any such notice shall be effective (a) if delivered personally, when received,
(b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.


(remainder of page left intentionally blank)

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                      BUYER:

                                      ICOA, Inc.

                                      By:_________________________
                                         George Strouthopoulos, President

                                      COMPANY:
                                      AUTHDIRECT, INC.


                                      By:_________________________
                                         Kevin Quaintance, President

                                      SELLING SHAREHOLDERS:

                                      -----------------------
                                      Kevin Quaintance

                                      -----------------------
                                      Joel Stalder

                                      -----------------------
                                      Gordon Townsend

                                      -----------------------
                                      Geoffrey Maness

                                      -----------------------
                                      Adam Sewall

                                      -----------------------
                                      Glenda Donate

                                      -----------------------
                                      Jason TeWhau

                               INDEX TO SCHEDULES

Schedule 2(a) Distribution of Purchase Price

Schedule 2(b) Payment of Promissory Notes

1) Promissory Note payable to Kevin Quaintance in the amount of $40,000 payable in six (6) payments as follows:
Payment of $ 5,000 at closing;
Payment of $ 5,000 within fifteen (15) days from closing;
Payment of $ 5,000 within forty five (45) days from closing;
Payment of $ 5,000 within seventy five (75) days from closing;
Payment of $ 5,000 within one hundred and five (105) days from closing;
Payment of $ 7,500 within one hundred and thirty five (135) days from closing; Payment of $ 7,500 within one hundred and sixty five (165) days from closing.

2) Promissory Note payable to Joel Stalder in the amount of $40,000 payable in six (6) payments as follows:
Payment of $ 5,000 at closing;
Payment of $ 5,000 within fifteen (15) days from closing;
Payment of $ 5,000 within forty five (45) days from closing;
Payment of $ 5,000 within seventy five (75) days from closing;
Payment of $ 5,000 within one hundred and five (105) days from closing; Payment of $ 7,500 within one hundred and thirty five (135) days from closing; Payment of $ 7,500 within one hundred and sixty five (165) days from closing.

Schedule 4(a)     Foreign State Qualifications
Schedule 4(c)     Capitalization, Subsidiaries
Schedule 4(e)     Officers and Directors, Bank Accounts, Insurance, etc.
Schedule 4(k)     Asset List
Schedule 4(m)     Real Estate
Schedule 4(n)     Contracts and Other Data
Schedule 4(q)     Employees, Compensation, Benefit Plans, etc.
Schedule 4(t)     Suppliers and Customers
Schedule 5(k)     Required Consents

                                INDEX TO EXHIBITS



Exhibit A               Form of Subscription Agreement
Exhibit B               Form of Warrant Agreement
Exhibit C               Form of Consulting and Non-Competition Agreement

                                  Schedule 4(c)

Capitalization

State of Incorporation:   California

Authorized Shares:        100,000 Shares of Common Stock, no par value per share

Total Shares Issued:      100,000 Shares

         Shareholder           Total Shares Owned         Percentage of
                                                         Outstanding Owned

         Kevin Quaintance           43,000                    43.00%
         Joel Stalder               43,000                    43.00%
         Gordon Townsend             4,000                     4.00%
         Geoffrey Maness             2,000                     2.00%
         Adam Sewall                   500                     0.50%
         Glenda Donate               5,000                     5.00%
         Jason TeWhau                2,500                     2.50%
















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